EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated December 14, 2007 relating to the balance sheet of WestMountain Asset Management, Inc. as of November 30, 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from October 18, 2007 (inception) through November 30, 2007.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado
January 2, 2008